Exhibit 17.1

July 2, 2008

Board of Directors
Samdrew IV, Inc.
970 Browers Point Branch
Hewlett Neck, New York 11598
Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as President, Secretary and member of the Board of Directors of Samdrew IV, Inc., effective immediately.

Very truly yours,

/s/ David N. Feldman
David N. Feldman